UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 2, 2010

LA CORTEZ ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-138465	20-5157768
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

Calle 67 #7-35 Oficina 409
Bogota, Colombia
(Address of principal executive offices, including zip code)

(941)-870-5433
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 2, 2010 (the “Closing Date”), we entered into a Stock Purchase Agreement (the “SPA”) with Avante Petroleum S.A., a Luxembourg public limited liability company (“Avante”), which closed on the same date.  Pursuant to the terms of the SPA, we acquired all of the outstanding capital stock (the “Acquisition”) of Avante’s wholly owned subsidiary, Avante Colombia S.à r.l., a Luxembourg private limited liability company (“Avante Colombia”), in exchange for 10,285,819 newly issued shares of our common stock (the “Purchase Price Shares”).

In connection with the Acquisition, on the Closing Date, we and Avante entered into a Subscription Agreement (the “Avante Subscription Agreement”), pursuant to which Avante purchased 2,857,143 shares of our common stock (the “Avante Shares”) and three-year warrants to purchase 2,857,143 shares of our common stock at an exercise price of $3.00 per share (the “Avante Warrants”), for an aggregate purchase price of $5,000,000 (or $1.75 per share of common stock purchased).

For a further description of the Acquisition and the Avante Subscription Agreement and descriptions of the material agreements entered into in connection therewith (including material agreements to which Avante Colombia, our newly acquired subsidiary, is a party), see the disclosures set forth in Items 2.01, 3.02 and 5.02 to this Report, which disclosures are incorporated into this Item 1.01 by reference.

As described in greater detail under Item 3.02, or as previously disclosed, we have closed on the sale of an aggregate of approximately $5,000,000 of units of our securities in a private placement offering (the “PPO”) in separate closings held on December 29, 2009, January 29, 2010 and March 2, 2010.  The units sold in the PPO consist of an aggregate of 2,857,143 shares of our common stock and three-year warrants to purchase 1,428,573 shares of our common stock for an exercise price of $3.00 per share.  In connection with the PPO, we entered into a Subscription Agreement (the “PPO Subscription Agreements”) with each investor, and each investor was joined as a party to the Registration Rights Agreement, dated as of December 29, 2009 (the “PPO RRA”).

Item 2.01 Completion of Acquisition or Disposition of Assets.

THE ACQUISITION AND RELATED TRANSACTIONS

Stock Purchase Agreement Generally

On the Closing Date, pursuant to the terms of the SPA, we acquired all of the outstanding capital stock of Avante Colombia, which became our wholly owned subsidiary.  As consideration for the Acquisition, we issued an aggregate of 10,285,819 Purchase Price Shares to Avante.

The SPA contained customary representations and warranties and pre- and post-closing covenants of each party.  Breaches of such representations and warranties will be subject to customary indemnification provisions, subject to specified aggregate limits of liability.

Lock-Up

The SPA provides that, without our prior written consent, Avante may not offer, sell, contract to sell, grant any option to purchase, hypothecate, pledge, transfer title to or otherwise dispose of any of Purchase Price Shares, Avante Shares or Avante Warrants or any of the shares issuable upon exercise of Avante Warrants (the “Avante Warrant Shares”) for a period of 18 months after the Closing Date (the “Lock-Up Period”).  The SPA also provides that, during such period, Avante may not effect or agree to effect any short sale or certain related transactions with respect to our common stock.

Share Escrow

In connection with the Acquisition, we entered into a Share Escrow Agreement with Avante, and Robert Jan Jozef Lijdsman, as escrow agent, pursuant to which 1,500,000 of the 10,285,819 Purchase Price Shares are being held in escrow to secure certain indemnification obligations of Avante under the SPA.  Subject to certain exceptions, any such escrowed shares that are not cancelled in order to satisfy indemnification obligations of Avante will be released to Avante after March 2, 2012.  Avante may not assign or transfer any interest in the escrowed shares while they are held in escrow, however, Avante is entitled to exercise voting rights with respect to such shares.

The SPA permits Avante to satisfy any indemnification obligations thereunder in whole or in part by surrender of shares of our common stock (including the shares held in escrow) in lieu of cash.  In addition, the SPA allows us to elect to receive Avante’s escrowed shares in lieu of cash to satisfy Avante’s indemnification obligations with respect to certain environmental matters.  Any shares of common stock surrendered to satisfy Avante’s indemnification obligations under the SPA shall be valued based on the volume-weighted average sale prices of our common stock for the 60 most recent trading days on which sales have occurred ending on the trading day immediately prior to the relevant date of determination.

Registration Rights Agreement

Pursuant to the SPA, we entered into a Registration Rights Agreement with Avante, dated as of March 2, 2010 (the “Avante RRA”).  The Avante RRA grants Avante certain “piggyback” registration rights with respect to the Purchase Price Shares, the Avante Shares and the Avante Warrant Shares; provided that in exercising such piggyback registration rights with respect to any proposed registration statement, Avante may not request inclusion in such registration statement of more than 10% of the number of shares of our common stock outstanding at such time.

The Avante RRA grants Avante one demand registration right covering the Avante Shares and the Avante Warrant Shares, exercisable if (a) we fail to either file a registration statement on which they can piggyback or complete a listing of our common stock on a United States or Canadian national securities exchange within 180 days of the final closing of the PPO, and (b) a Total Investment Majority (as defined in the Avante RRA) joins in such demand.  The Total Investment Majority may include holders of our securities purchased pursuant to the Avante Subscription Agreement as well as securities purchased pursuant to the PPO Subscription Agreements and pursuant to warrants purchased pursuant to either, taken together on an aggregate basis.

The Avante RRA provides an additional demand registration, exercisable following the Lock-Up Period, if Avante (or its successors and permitted assignees under the Avante RRA) is an “affiliate” of ours (within the meaning of Rule 144) at such time.

Each of the Warrant Shares, the Avante Shares and the Purchase Price Shares will cease to be registrable under the Avante RRA if and for so long as they may be sold publicly in the United States without being subject to volume limitations (whether pursuant to Rule 144 or otherwise).  The Avante RRA contains customary cutback, discontinuation and indemnification provisions.

Stockholder Agreement

In connection with the Acquisition, we entered into a Stockholder Agreement with Avante, Nadine Smith and Andres Gutierrez, dated as of March 2, 2010 (the “Stockholder Agreement”).

Pursuant to the Stockholder Agreement, upon the closing of the SPA, our Board increased the number of directors constituting the entire Board by one and appointed Avante’s nominee, Alexander Berger, to fill the vacancy on the Board so created, to serve until the next annual meeting of our shareholders or until his successor is duly elected and qualified or his earlier death, resignation or removal in accordance with our By-Laws.  The Stockholder Agreement provides that Avante shall continue to nominate one individual reasonably satisfactory to us at the next and subsequent annual meetings of our shareholders, and at any special meeting of our shareholders at which directors are to be elected (any “Election Meeting”) as long as Avante and/or its affiliates own outstanding shares representing 10% or more of the votes entitled to be cast at the applicable Election Meeting.  Avante’s nominee will be subject to election and reelection by our shareholders as provided in our By-Laws.  If Avante’s nominee is not elected by our shareholders, then Avante shall have the right to designate the same or another person as its nominee at the next Election Meeting, provided that Avante and/or its affiliates own outstanding voting shares representing 10% or more of the votes entitled to be cast at the applicable Election Meeting.

The Stockholder Agreement provides that each of Avante, Ms. Smith and Mr. Gutierrez shall vote any shares of our capital stock owned by such party, or cause any shares of our capital stock owned by any immediate family member or affiliate of such party to be voted, in favor of Avante’s nominee at any Election Meeting.

In addition, for so long as Avante is entitled to name a nominee for election as a director, as provided in the Stockholder Agreement, Avante shall have the right to appoint one additional non-voting observer to attend meetings of the Board, and said observer shall have the right to visit our offices, to have interaction with our management and to receive information and documents pertaining to us as reasonably requested, subject to the confidentiality provisions of the Stockholder Agreement.

For a period ending on the earlier of (i) 18 months after the Closing under the SPA or (ii) the first date on which Avante and/or its affiliates no longer own outstanding voting shares representing ten percent (10%) or more of the votes entitled to be cast at any annual or special meeting of shareholders (if a record date for such a meeting were established on any day), in the event that we (or our Board) should propose to (a) merge or consolidate with or into any other corporation (if the holders of our voting capital stock immediately prior to the transaction would not hold a majority of the voting stock or other voting equity of the surviving entity immediately after completion of the transaction), or sell, assign, lease or otherwise dispose of all or substantially all of our assets, or recommend to our shareholders a third-party tender offer for a majority of our outstanding voting capital stock; or (ii) acquire a business (whether by merger, stock purchase or asset purchase) in a transaction that would result in the issuance of a number shares of our voting capital stock equal to or exceeding thirty percent (30%) of our voting capital stock outstanding after giving effect to the proposed transaction; or (iii) appoint a new Chief Executive Officer (any of the foregoing, a “Covered Transaction”), then our Board shall establish a special committee of the Board pursuant to the By-Laws, which committee shall consist of Avante’s nominated director (or if there is no Avante nominee then serving on the Board, Avante’s observer), our Chairman of the Board, and our Chief Executive Officer (the “Special Committee”).  The Covered Transaction will require the unanimous approval of all of the members of the Special Committee before it can be submitted to the full Board for consideration; provided, however, that the foregoing requirement shall be subject and subordinate to the fiduciary duties of each director and any other restrictions under applicable law and the listing standards of any exchange on which our securities are then listed.

DESCRIPTION OF BUSINESS AND ASSETS OF AVANTE COLOMBIA

Immediately following the Acquisition, Avante Colombia became our wholly owned subsidiary.

Avante Colombia currently has a 50% participation interest (acquired in late 2005) in, and is the operator of, the Rio de Oro and Puerto Barco production contracts with Ecopetrol S.A. in the Department of North Santander in the Catatumbo region of northeastern Colombia, under an operating joint venture with Vetra Exploración y Producción S.A. (“Vetra”).  The Rio de Oro field covers 2,262 hectares (5,590 acres), and the Puerto Barco field covers 2,406 hectares (5,945 acres).  Both production contracts are for a ten-year term expiring at the end of 2013.

The Catatumbo basin is the southern-most extension of the Maracaibo basin of Venezuela, the second most petroliferous basin in the world according to the US Department of Energy and Petroleos de Venezuela. This sub-basin has produced over 800 million barrels of oil to-date from numerous fields.

Under the Puerto Barco production contract, Ecopetrol has a 6% working interest, Vetra a 47% working interest and Avante Colombia a 47% working interest, in each case after royalties.  Royalties payable are 20% of audited production. The operator is Avante Colombia.  Production on the field began in 1958 and was stopped in July 2008, as a result of insurgent activity.  Total historical production was 811,000 barrels of oil.

Under the Rio de Oro production contract, Ecopetrol has a 12% production participation, Vetra a 44% working interest and Avante Colombia a 44% working interest, in each case after royalties.  Royalties payable are 20% of audited production. The operator is Avante Colombia.  Production on the field began in 1950 and was stopped in June 1999, as a result of insurgent activity.  Total historical production was 11.3 million barrels of oil and 27,041 million cubic feet of gas.

In the Rio de Oro field, the remediation of certain historical environmental conditions generated prior to the Acquisition will be the responsibility of previous operators.  In addition to the contractual responsibility of previous operators for these liabilities, Avante has agreed in the SPA to indemnify us for 50% of any environmental losses we incur, up to a maximum of $2.5 million.

Under the terms of the SPA, we and Avante have also agreed to pursue certain opportunities in the Catatumbo area on a joint venture basis.  If we enter into such a joint venture with Avante, then we would own 70% of the joint venture and commit to pay 70% of the geological and geophysical costs, and Avante would own 30% of the joint venture and commit to pay 30% of the geological and geophysical costs, up to a maximum commitment by Avante of $1,500,000.  If the total costs of the venture exceed $5,000,000, then Avante may elect either (a) not to pay any additional costs of the venture and incur dilution of its ownership percent from future payments by us, (b) to continue to pay additional costs of the venture at 30% or (c) to pay a larger proportion of the costs of the venture, in which case Avante’s ownership percent would be increased in proportion to the percentage of total venture costs paid by each party, up to a maximum ownership interest for Avante of 50%.

Item 3.02 Unregistered Sales of Equity Securities.

Reference is made to the description set forth under Item 2.01 above with respect to the SPA the Avante Subscription Agreement, the PPO Subscription Agreements and related agreements, which is incorporated into this Item 3.02 by reference.

Shares Issued in Connection with the Acquisition

On the Closing Date of the Acquisition, in exchange for all of the outstanding capital stock of Avante Colombia, we issued to Avante an aggregate of 10,285,819 shares of our common stock.

Our issuance of the Purchase Price Shares to Avante in connection with the Acquisition was not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering, and Regulation D and Regulation S promulgated by the Securities and Exchange Commission (the “SEC”) thereunder.  The Purchase Price Shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The Avante Subscription Agreement

On the Closing Date, pursuant to the terms of the Avante Subscription Agreement, Avante purchased 2,857,143 shares of our common stock and warrants to purchase 2,857,143 shares of our common stock at an exercise price of $3.00 per share, for an aggregate purchase price of $5,000,000 (or $1.75 per share of common stock purchased).

Under the Avante Subscription Agreement, in the event that we raise capital through the sale of our securities to third parties (“Other Investors”) pursuant to one or more private placements that close after December 15, 2009 and on or before March 29, 2010 (collectively, the “Covered Offerings”), and the lowest per share price paid by Other Investors for our common stock in any Covered Offering is less than $1.75 (the “Lowest Covered Offering Price”), then we shall issue to Avante, for no additional consideration, a number of additional shares of our common stock (the “Offering Adjustment Shares”), such that the aggregate purchase price paid by Avante under the Avante Subscription Agreement, divided by the Avante Shares and the Offering Adjustment Shares, taken together, shall be equal to the Lowest Covered Offering Price.

The Avante Warrants are exercisable to purchase a number of shares of our common stock equal to the number of Avante Shares at an exercise price of $3.00 per share (subject to adjustment upon certain events as provided in the form of Avante Warrant).  The Avante Warrants shall initially be exercisable until three years after the Closing Date; provided, that, in the event that we consummate any Covered Offering in which the securities sold include warrants to purchase our common stock (“Other Warrants”) and the expiration date of such Other Warrants is more than three years after the Closing Date, then the expiration date of the Avante Warrants shall be extended to the latest expiration date of any such Other Warrants.  The Avante Warrants carry weighted average anti-dilution protection in the event we subsequently issue shares of our common stock, or securities convertible into shares of our common stock, for a per share price that is less than the exercise price per share at such time.  The Avante Warrants are immediately exercisable.

The issuance of the Avante Shares and the Avante Warrants to Avante pursuant to the Avante Subscription Agreement was exempt from registration under the Securities Act, in reliance upon the exemptions provided by Section 4(2) of the Securities Act and Regulation D and Regulation S promulgated by the SEC thereunder.  These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

January and March Closings of the PPO

As previously disclosed, On December 29, 2009, we closed on the sale of 1,428,751 units (the “PPO Units”) of our securities, at a price of $1.75 per Unit in the PPO, for gross proceeds of $2.5 million.  Each PPO Unit consists of (i) one share of our common stock, and (ii) a warrant representing the right to purchase one-half (1/2) of one share of our common stock, for a period of three years commencing on the final closing date of the PPO, at an exercise price of $3.00 per whole share (the “PPO Warrants”).  On January 29, 2010, we closed on the sale of 571,428 PPO Units in the PPO for gross proceeds of $1.0 million.  On March 2, 2010, we closed on the sale of 857,144 PPO Units in the PPO for gross proceeds of $1.5 million.

In the aggregate, we have raised $5.0 million of gross proceeds from the sale of PPO Units consisting of an aggregate of 2,857,143 shares of our common stock (the “PPO Shares”) and PPO Warrants to purchase 1,428,573 shares of our common stock.  With respect to certain subscriptions in the PPO, we are obligated to pay placement agents and/or finders (collectively, “Finders”) cash fees of up to ten percent (10%) of the purchase price of each PPO Unit sold in the PPO to investors introduced to us by the relevant Finder (the “Introduced Investors”), and to issue each such Finder five year warrants (the “Agent Warrants”) exercisable at no less than $1.75 per share to purchase a number of shares of our common stock equal to up to ten percent (10%) of the shares of common stock included in the PPO Units sold in the PPO to the Introduced Investors.  In addition to their term, the Agent Warrants differ from the PPO Warrants in certain other respects, including without limitation, the Agent Warrants provide for cashless exercise.  As a result of our sales of the PPO Units, we have paid and/or become obligated to pay an aggregate of approximately $46,812 of placement agent and/or finder fees and have issued and/or become obligated to issue Agent Warrants to purchase an aggregate of 26,750 shares of our common stock.

The PPO Warrants are subject to weighted average anti-dilution protection in the event we subsequently issue shares of our common stock, or securities convertible into shares of our common stock, for a per share price that is less than the exercise price per share at such time.  The PPO Warrants are immediately exercisable.

We have entered into the PPO RRA with the investors in the PPO.  The PPO RRA provide such investors with “piggyback” registration rights with respect to the PPO Shares and the shares of our common stock issuable upon exercise of the PPO Warrants (collectively, the “Registrable PPO Shares”).  The PPO RRA grants the holders of a majority of the Registrable PPO Shares subject to the PPO RRA with the right to demand registration of such shares if we fail to either file a registration statement on which they can piggyback or complete a listing of our common stock on a United States or Canadian national securities exchange within 180 days of the final closing of the PPO.  Registrable PPO Shares are not subject to the PPO RRA if they may be immediately sold under the Securities Act (whether pursuant to Rule 144 or otherwise).  The PPO RRA contains customary cutback, discontinuation and indemnification provisions.

Our offering and sale of the shares of common stock and PPO Warrants in the PPO were made in reliance on the exemption from the registration requirements of the federal securities laws provided by Section 4(2) of the Securities Act and Regulation D and/or Regulation S promulgated by the SEC thereunder.  These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

We plan to use the net proceeds of the PPO together with the proceeds of our sale of securities pursuant to the Avante Subscription Agreement towards funding our existing oil and gas exploration and production projects (including those of Avante Colombia) and possibly other potential opportunities in Colombia (e.g., acquisitions, joint ventures, and/or farm-ins) and for general working capital purposes.  However, we will need to obtain additional capital to meet our financial commitments on our current projects (including our newly acquired Rio de Oro and Puerto Barco projects) and to continue to execute our business plan.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Stockholder Agreement, on March 1, 2010, our Board approved an increase to the size of the Board from six to seven, effective upon the closing of the SPA, and elected Avante’s nominee, Alexander Berger, to fill the newly created vacancy on the Board, also effective upon the closing of the SPA, to serve until the next annual meeting of our shareholders or until his successor is duly elected and qualified or his earlier death, resignation or removal in accordance with our By-Laws.  For a further discussion of the Stockholder Agreement pursuant to which Mr. Berger was nominated, please see the disclosure under the caption “Stockholder Agreement” under Item 2.01 of this report, which is incorporated in this Item 5.02 by reference.

Mr. Berger holds an MSc degree in Petroleum Engineering from Delft University and a MBA degree from the Rotterdam School of Management.  Mr. Berger worked for Shell International, holding several technical and commercial positions in the United Kingdom and the Netherlands.  In 2000, Mr. Berger joined SHV Holdings, as the Commercial Manager of its E&P subsidiary Dyas.  In 2007 Mr. Berger was appointed Managing Director of Dyas while at the same time holding several non-executive directorships on behalf of that company.  Following having lead a consortium composed of Dyas, ONH and Sumitomo which successfully acquired Oranje-Nassau Energie from Wendel, Mr. Berger left Dyas in June 2009 to become the new CEO of Oranje-Nassau Energie, a privately held independent oil and gas investment company (and an affiliate of Avante) based in Amsterdam.

Item 9.01 Financial Statements and Exhibits.

(a)           Financial statements of business acquired.

The financial statements of Avante Colombia and any pro forma financial information required to be filed with respect to the Acquisition shall be filed by amendment to this report filed no later than 71 calendar days after the date by which this report must be filed.

(b)           Pro forma financial information.

The financial statements of Avante Colombia and any pro forma financial information required to be filed with respect to the Acquisition shall be filed by amendment to this report filed no later than 71 calendar days after the date by which this report must be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

La Cortez Energy, Inc.

Date: March 8, 2010	By:	/s/ Andres Gutierrez Rivera
	Name:	Andres Gutierrez Rivera
	Title:	Chief Executive Officer